EXHIBIT 99.1

ServisFirst Bancshares, Inc. and ServisFirst Bank Elect New Board Member

Chris Mettler Joins Bank’s Board of Directors

BIRMINGHAM, Ala., Oct. 21, 2019 (GLOBE NEWSWIRE) -- ServisFirst Bank, a subsidiary of ServisFirst Bancshares, Inc. (NASDAQ: SFBS), is pleased to announce the election of Chris Mettler to the ServisFirst Bancshares, Inc. and ServisFirst Bank Board of Directors.

“It is an honor to announce Chris Mettler as a new Board Member,” stated Tom Broughton, ServisFirst Bancshares President and CEO. “With his strength in business and formidable background in digital marketing analytics, Chris will be a valuable asset to ServisFirst Bancshares’ shareholders and customers.”

Chris Mettler has a wealth of experience in strategic business planning and execution, marketing technology and analytics, and executive leadership and business operations. Mettler is Founder and President of Sovereign Co. where he leads strategy and business development. Sovereign Co. leverages proprietary marketing attribution and artificial intelligence technology (Pebble) to systematically measure thousands of simultaneous marketing messages to display the most relevant products for consumers. Previously, he founded two marketing and financial technology businesses, CompareCards and SnapCap, both of which were acquired in two separate transactions by LendingTree.

Prior to his work in marketing technology, Mettler held a senior business unit management position at Illinois Tool Works, a Fortune Global 200 manufacturing company.

Mettler is also a minority owner of the Miami Marlins professional baseball club and has served on the ServisFirst Bank South Carolina Board of Directors since 2017.

Mettler is a graduate of Vanderbilt University and holds an MBA in Business Strategy from Northwestern University's Kellogg School of Management.

For more information regarding this election, please contact Krista Conlin at 205-937-3777. To learn more about ServisFirst Bank, please visit www.servisfirstbank.com.

ABOUT SERVISFIRST BANK
ServisFirst is a full-service commercial bank focused on commercial banking, correspondent banking, cash management, private banking and the professional consumer market, emphasizing competitive products, state of the art technology and a focus on quality service. The Bank offers sophisticated cash management products, Internet banking, home mortgage lending, remote deposit express banking, and highly competitive rates.

ServisFirst Bank was formed in May 2005, and has offices in Atlanta, Birmingham, Charleston, Dothan, Huntsville, Mobile, Montgomery, Nashville, Pensacola, Sarasota, and Tampa Bay. In April 2015 and annually thereafter, ServisFirst Bank has earned investment-grade ratings and a stable outlook from Kroll Bond Rating Agency (KBRA), which measures companies’ financial fundamentals. ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained at www.servisfirstbancshares.com.

FOR INFORMATION CONTACT:
Krista Conlin, 205-937-3777